Exhibit 99.1

PharmaCyte Biotech Board of Directors Announces Business Review Committee to Evaluate Opportunities to Optimize Shareholder Value

Topics to Include Continued Analysis of FDA’s Clinical Hold
on IND for Cell-in-a-Box®

Las Vegas, Nev., October 7, 2022 – (Business Wire) – PharmaCyte Biotech, Inc. (Nasdaq:PMCB) (“PharmaCyte” or the “Company”), a biotechnology company focused on evaluating its signature live-cell encapsulation technology, Cell-in-a-Box® for potential development of cellular therapies for cancer, diabetes and malignant ascites, announces today that its Board of Directors has empowered its Business Review Committee to evaluate opportunities to realize optimal shareholder value. In addition, CEO Kenneth L. Waggoner has stepped down from the position as CEO effective October 6, 2022. The Board has since appointed Joshua N. Silverman, a member of the Board, as interim CEO.

Mr. Silverman commented, “On behalf of the Board and PharmaCyte shareholders, I’d like to wish Ken all the best in his future endeavors. As disclosed in our most recently filed 10-Q, our newly reconstituted Board of Directors has formed a Business Review Committee to evaluate, investigate and review PharmaCyte’s strategy and operations, as well as the risks relative to our business. Our primary purpose in doing so is to create shareholder value for the Company and establish a direction forward to ensure PharmaCyte is a vibrant, productive company with a clear strategic direction. A significant part of these activities includes the continuation of its share repurchase program to repurchase up to $10 million worth of PharmaCyte outstanding stock.

“In addition, we are evaluating the concerns expressed by the U.S. Food and Drug Administration (FDA) with regard to the clinical hold placed on the IND for the Cell-in-a-Box® technology. Inclusive to our concerns over the FDA clinical hold is the exploration of the current relationship with SG Austria and determining whether the interests of SG Austria and those of PharmaCyte are appropriately aligned in order to continue to pursue the development of this technology under the auspices of the Company. As previously disclosed, the Board has curtailed spending on the Company’s programs, including pre-clinical and clinical activities, until the review by the Business Review Committee and the Board is complete and the Board has determined the actions and plans to be implemented.

“In the meantime, the Company will explore additional opportunities to create new paths toward shareholder value and will provide relevant updates to shareholders as they become available,” concluded Mr. Silverman.

Joshua N. Silverman is currently a director of PharmaCyte and the Co-Founder and Managing Member of Parkfield Funding LLC and is a former Principal and Managing Partner of Iroquois Capital Management, LLC. Mr. Silverman served as Co-Chief Investment Officer of Iroquois from 2003 until July 2016. From 2000 to 2003, Mr. Silverman served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a Director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as Assistant Press Secretary to The President of The United States. Mr. Silverman received his B.A. from Lehigh University.

About PharmaCyte Biotech

PharmaCyte is a biotechnology company focused on evaluating its signature live-cell encapsulation technology, Cell-in-a-Box®, for potential development of cellular therapies for cancer, diabetes and malignant ascites.

1

PharmaCyte’s candidate therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are to be implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) will be given intravenously at one-third the normal dose. The ifosfamide is to be carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside are expected to act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer.

PharmaCyte’s candidate therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human cell line that has been genetically engineered to produce and release insulin in response to the levels of blood sugar in the human body. The encapsulation of the cell line will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, we anticipate that they will function as a “bio-artificial pancreas” for purposes of insulin production.

PharmaCyte’s therapy for malignant ascites involves using the same encapsulated cells PharmaCyte employs for pancreatic cancer but placing the encapsulated cells in the peritoneal cavity of a patient and administering ifosfamide intravenously.

Until the review by the Business Review Committee and the Board is complete and the Board has determined the actions and plans to be implemented, the Board has curtailed spending on the foregoing programs.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of PharmaCyte’s management and Board of Directors. Any statements contained in this press release which do not describe historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results, performance, and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to satisfactorily address the issues raised by the FDA in order to have the clinical hold on our IND removed, whether our exploration of additional opportunities to create new paths toward shareholder value is successful, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise. More information about PharmaCyte Biotech can be found at https://pharmacyte.com.

Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Investor Contact:

CORE IR

ir@pharmacyte.com

Media Contact:
Jules Abraham
CORE IR

Telephone: 917.885.7378

Email: julesa@coreir.com

2